SCHEDULE I
to the
DISTRIBUTION AGREEMENT
between
VICTORY PORTFOLIOS II
and
VICTORY CAPITAL SERVICES, INC.

Funds

1.Victory Market Neutral Income Fund
2.Victory US 500 Enhanced Volatility Wtd Index Fund

VICTORY PORTFOLIOS II
/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President
VICTORY CAPITAL SERVICES, INC.
/s/ Christopher K. Dyer
Name:	Christopher Dyer
Title:	Chief Operating Officer

As of December 2, 2020

NY2-781096 v1